UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 18, 2015

Red Hat, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

001-33162	06-1364380
(Commission File Number)	(IRS Employer Identification No.)
100 East Davie Street, Raleigh, North Carolina	27601
(Address of Principal Executive Offices)	(Zip Code)

(919) 754-3700
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.          Results of Operations and Financial Condition

On June 18, 2015, Red Hat, Inc. announced its financial results for the fiscal first quarter ended May 31, 2015. The full text of the press release issued in connection with the announcement is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

In the press release, we disclosed non-GAAP financial information for the three months ended May 31, 2015 and May 31, 2014. These non-GAAP disclosures include non-GAAP revenue growth rates measured on a constant currency basis and a reconciliation of GAAP net income to non-GAAP adjusted net income based on:

  the impact of non-cash share-based compensation expense under FASB ASC Section 718 Compensation-Stock Compensation (formerly referenced as Statement of Financial Accounting Standards No. 123 (Revised 2004), Share-Based Payment) ("ASC 718");
  the impact of expense associated with the amortization of intangible assets primarily related to business combinations;
  the impact of non-cash interest expense from accretion of debt discount; and
  the impact of transaction costs related to business combinations.

These non-GAAP disclosures should not be used as a substitute for our GAAP results, but rather read in conjunction with our GAAP results. The non-GAAP financial measures we disclosed and the methods we used to calculate non-GAAP results are not in accordance with GAAP and may be materially different from the non-GAAP measures and methods used by other companies.

We disclosed non-GAAP revenue growth rates for subscription revenue and total revenue measured on a constant currency basis for the three months ended May 31, 2015, in an effort to provide a comparable framework for assessing how our business performed when compared to the three months ended May 31, 2014 in light of the effect of exchange rate differences.  Approximately 40.2% of our revenue for the three months ended May 31, 2015 was produced by sales outside the United States. The income statements of our non-U.S. operations are translated into U.S. dollars using the average exchange rates for each month in an applicable period.  To the extent the U.S. dollar weakens against foreign currencies, the translation of transactions denominated in foreign currencies results in increased revenue, as stated in U.S. dollars, for our non-U.S. operations.  Similarly, revenue, as stated in U.S. dollars, for our non-U.S. operations decreases if the U.S. dollar strengthens against foreign currencies.  Using the average foreign currency exchange rates for each month of the three months ended May 31, 2014, our subscription revenue for the three months ended May 31, 2015 would have been higher than we reported by $31.2 million and our total revenue for the three months ended May 31, 2015 would have been higher than we reported by $36.2 million.

We excluded GAAP share-based compensation expense for the purpose of calculating non-GAAP adjusted net income and non-GAAP adjusted net income per share because it is a non-cash expense which may vary significantly from period to period as a result of changes not directly or immediately related to the particular periods operational performance.  For example, the amount recognized for share-based awards is directly related to the underlying share price of our common stock as of the date of grant, which, in the short-term, may not be directly related to our operational performance.  Consequently, management believes that by excluding such expense we provide an alternative and useful measure of operating performance.  Management also believes that non-GAAP measures of profitability that exclude share-based compensation expense are used by a number of financial analysts in the software industry to compare current performance to prior periods and to forecast future performance.  Our reconciliation of GAAP net income to non-GAAP adjusted net income includes GAAP non-cash, share-based compensation expense of $36.5 million for the three months ended May 31, 2015 and $28.7 million for the three months ended May 31, 2014 versus the non-GAAP exclusion of such expense.

Amortization expense related to intangible assets results primarily from business combinations.  These costs are fixed in connection with an acquisition, are then amortized over a number of years after the acquisition and generally cannot be changed or influenced by management after the acquisition.  Accordingly, management generally does not consider such costs for the purpose of evaluating the performance of the business or its managers or when making decisions to allocate resources.  Management also believes that non-GAAP measures of profitability that exclude amortization expense related to intangible assets are used by a number of financial analysts in the software industry to compare current performance to prior periods and to forecast future performance.  Our reconciliation of GAAP net income to non-GAAP adjusted net income includes GAAP non-cash amortization expense of $5.9 million for the three months ended May 31, 2015 and $6.6 million for the three months ended May 31, 2014 versus the non-GAAP exclusion of such expense.

We also excluded GAAP non-cash interest expense relating to our 0.25% convertible senior notes issued in October 2014 for the purpose of calculating non-GAAP adjusted net income and non-GAAP adjusted net income per share.  Under GAAP, certain convertible debt instruments that may be settled in cash on conversion are required to be accounted for as separate liability (debt) and equity (conversion option) components in a manner that reflects the issuer’s non-convertible debt borrowing rate.  This results in the debt component being treated as though it was issued at a discount, with the debt discount being accreted as additional non-cash interest expense over the term of the notes using the effective interest method.  As a result, management believes that excluding this expense from our non-GAAP measures is useful because this incremental interest expense does not represent a cash outflow and is not indicative of our ongoing operational performance.  Our reconciliation of GAAP net income to non-GAAP adjusted net income includes GAAP non-cash interest expense related to convertible debt of $4.6 million for the three months ended May 31, 2015.

We also excluded GAAP expense relating to costs we incurred in connection with business combinations.  These costs include acquisition-related charges such as transaction and restructuring expenses.  As we do not acquire or dispose of businesses on a predictable cycle, the terms of each acquisition are unique and can vary significantly from other acquisitions and significant expense can be incurred in connection with an acquisition that we would not have otherwise incurred in the periods presented as part of our continuing operations, management believes that by excluding such expense we provide an alternative and useful measure of operating performance.  Management also believes that non-GAAP measures of profitability that exclude acquisition-related charges are used by a number of financial analysts in the software industry to compare current performance to prior periods and to forecast future performance.  Our reconciliation of GAAP net income to non-GAAP adjusted net income includes GAAP acquisition-related expense of $2.0 million for the three months ended May 31, 2014.

Management believes that these adjusted non-GAAP results, when read in conjunction with the GAAP results, offer a useful view of our business performance in that they provide a more consistent means of comparing performance to prior periods in light of the effect of exchange rate differences, potential variations in the amount of expense for share-based awards recognized from period to period due to changes in the price of our common stock, the irregularity with which management acquires intangible assets, the non-cash interest expense from accretion of debt discount and the costs we incurred in connection with business combinations. Management also uses non-GAAP measures as a component of its regular internal reporting to evaluate performance of the business and compare it to prior performance, to make operating decisions, including internal budgeting and the calculation of incentive compensation, and to forecast future performance. Our disclosure of non-GAAP financial measures allows investors to evaluate the Company's performance using information used by management.

The information furnished pursuant to Item 2.02 of this Form 8-K, including Exhibit 99.1 referenced herein, shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01.          Financial Statements and Exhibits

(d)	Exhibits

	99.1	Press Release dated June 18, 2015

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	June 18, 2015	RED HAT, INC.

		By:	/s/ Charles E. Peters, Jr.
		Name:	Charles E. Peters, Jr.
		Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated June 18, 2015